Exhibit 99.1
ALLIQUA ANNOUNCES TRANSACTION WITH CELGENE

Alliqua Receives License to Celgene Cellular Therapeutics Advanced Wound Care Products

Celgene Invests $6.0 Million in Alliqua at $3.59 per Share

Alliqua Closes Additional $7 Million in Simultaneous Investment Transaction
with New Investors

LANGHORNE, PA—November 19, 2013—Alliqua, Inc. (OTCQB: ALQA) (“Alliqua” or the “Company”) entered into a licensing agreement with Celgene Cellular Therapeutics (“CCT”), a subsidiary of Celgene Corporation (NASDAQ: CELG) (“Celgene”), whereby Alliqua received the right to develop and market the advanced wound care products Biovance® and Extracellular Matrix (ECM). Concurrently with the license agreement, Alliqua entered into an agreement with Celgene to sell to Celgene 1,672,474 shares of common stock of Alliqua, at a purchase price of $3.59 per share and a five year warrant to purchase an additional 836,237 shares of common stock at an exercise price of $5.69, in exchange for $6.0 million. In connection with this agreement to invest in Alliqua’s securities, Celgene received a right to appoint a director to Alliqua’s Board of Directors. Concurrent to this transaction, several unrelated funds led by Broadfin Capital LLC and Perceptive Advisors LLC, invested an additional $7 million on comparable financial terms. Alere Financial Partners, a division of Summer Street Research Partners, acted as placement agent for the transaction with these investors.

Elaborating on the impact of this series of transactions, David Johnson, Chief Executive Officer of Alliqua, said, “Celgene is recognized as a leader in the biopharmaceutical sector. We welcome Celgene’s investment in Alliqua and the expertise we expect to gain from the representative they will appoint to join our Board of Directors. Today, our investors can see a much clearer picture of our business focus, which remains firmly fixed on building a company in the wound care space that is capable of offering a superior suite of technological solutions for wound care practitioners and their patients.  Biovance® and ECM are complementary additions to our already well-received wound care portfolio that includes SilverSeal, Hydress and our other hydrogel-based products, as well as sorbion’s hydration response technology that was licensed earlier this year.”

Johnson concluded: “With the further addition of $7 million from an unrelated group of aligned investors, Alliqua now has significant capital to bring our business plans to fruition.”

Perry Karsen, Chief Executive Officer of Celgene Cellular Therapeutics, said, “Alliqua possesses the strength of leadership and the technical expertise necessary to convey the specific benefits of Biovance® to wound care practitioners and their patients, and to help us further advance ECM. Our agreement positions us to work in tandem as we communicate the benefits of these products. We greatly look forward to working with David and the rest of the Alliqua team to bring these important products to patients.”

Biovance® is a collagen-based decellularized and dehydrated topical wound covering produced from human amniotic membrane that is indicated for the management of non-infected partial- and full-thickness wounds. The product, which is ready for commercial use, is expected to be launched during the latter part of the second quarter 2014.

ECM is a suite of advanced wound management products made from extracellular matrix derived from the human placenta.

The investment by Celgene in Alliqua shares reflects the adjusted capitalization of the Company following a 43.75-for-1 reverse stock split that was effectuated on November 18, 2013. As recently announced, Alliqua is pursuing an uplisting to a national market.

About Alliqua, Inc.

Alliqua, Inc. (ALQA) ("Alliqua") is a biopharmaceutical company focused on the development, manufacturing, and distribution of proprietary transdermal wound care and drug delivery technologies. Alliqua's technology platform produces hydrogels, a 3-dimensional cross-linked network of water soluble polymers capable of numerous chemical configurations.

Alliqua currently markets its line of 510(k) FDA-approved hydrogel products for wound care under the SilverSeal® brand, as well as the sorbion sachet S and sorbion sana wound care products. Alliqua's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. Additionally, Alliqua's drug delivery platform, in combination with certain active pharmaceutical ingredients, can provide pharmaceutical companies with a transdermal technology to enhance patient compliance and potentially extend the patent life of valuable drug franchises.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K/A filed with the SEC on May 16, 2013, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brian M. Posner
Chief Financial Officer
+1-215-702-8550
bposner@alliqua.com

Investor Relations:
Dian Griesel Int'l.
Cheryl Schneider
+1-212-825-3210
cschneider@dgicomm.com

Public Relations:

Dian Griesel Int'l.
Susan Forman or Laura Radocaj
+1-212-825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com